FOR MORE INFORMATION CONTACT:

R. David Martin
Chief Financial Officer
Action Performance Companies
602-337-3636

or

Jeff Schoenborn
Burson-Marsteller
212-614-4792
jeffrey_schoenborn@nyc.bm.com

Action Performance to Redeem $29.9 Million in Subordinated Debt

     PHOENIX –July 1, 2004 – Action Performance Companies, Inc. (NYSE: ATN), the leader in the design, marketing, promotion, and distribution of licensed motorsports merchandise, announced that it intends to redeem its 4 3/4 percent convertible subordinated notes due 2005. The redemption will be funded by a portion of a $75 million four-year credit facility, which the company simultaneously announced today. The $29.9 million in subordinated debt will be redeemed on August 2, 2004 at a price of 100.68 percent.

About Action Performance

     Action Performance Companies Inc. (NYSE: ATN) is the leader in the design, promotion, marketing and distribution of licensed motorsports merchandise. The Company’s products include a broad range of motorsports-related die-cast replica collectibles, apparel, souvenirs and other memorabilia. Action Performance markets and distributes products through a variety of channels including the Action Racing Collectables network of wholesale distributors, the Racing Collectables Club of America, QVC, goracing.com, trackside at racing events, direct corporate promotions, mass retail, department stores, and specialty dealers. Additional information about Action Performance can be found at www.action-performance.com.

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     This press release contains forward-looking statements regarding expectations for revenues, net income, operational plans, and guidance for future periods. The Company’s actual results could differ materially from those set forth in these forward-looking statements. Factors that might cause such differences include, among others, the ability of the Company to successfully execute its business plan, competitive pressures, acceptance of the Company’s products and services in the marketplace, the success of new marketing programs, the Company’s ability to successfully execute its agreements with other parties, general economic conditions, and other risks discussed in the Company’s Form 10-K, dated September 30, 2003, on file with the U.S. Securities and Exchange Commission.

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